Exhibit 99.3

Roundy’s, Inc. Announces Closing of

Public Offering of Common Stock and Exercise of Underwriters’

Option to Purchase Additional Shares

MILWAUKEE – February 12, 2014 – Roundy’s, Inc. (the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that it has closed an underwritten public offering of 8,844,339 shares of its common stock, at a price to the public of $7.00 per share. The Company sold 2,948,113 shares of its common stock and certain selling stockholders sold 5,896,226 shares of the Company’s common stock. The underwriters exercised in full their option to purchase an additional 1,326,650 shares of common stock from the selling stockholders, all at the offering price less the underwriting discount. As a result, the total offering size was 10,170,989 shares of common stock.

The Company intends to use the net proceeds for general corporate purposes, which it expects to include funding working capital and operating expenses as well as capital expenditures to build out the Chicago stores acquired from Safeway. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares sold by the selling stockholders pursuant to the underwriters’ exercise of their over-allotment option.

Credit Suisse and J.P. Morgan, along with BofA Merrill Lynch and BMO Capital Markets, acted as joint bookrunning managers for the offering. Baird also acted as lead manager. This offering was made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by sending a request to: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com, J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions), 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204, BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038 or by e-mail at dg.prospectus_requests@baml.com or BMO Capital Markets, Attention: Equity Syndicate Department, 3 Times Square New York, NY 10036, or by telephone at (800) 414-3627 or e-mail at bmoprospectus@bmo.com.

This offering was made pursuant to a shelf registration statement filed with the SEC on December 13, 2013 and amended on January 9, 2014, which became effective on January 22, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or any other securities, and there shall not be any offer, solicitation or sale of securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such any state or jurisdiction.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 21,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 163 retail grocery stores and 113 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Forward-Looking Statements

This release contains forward-looking statements about the Company, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements, including the expected use of proceeds from the offering. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Investor Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811